UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Pulaski Financial Corp.
(Name of Registrant as Specified In Its Charter)

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December 27, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Pulaski Financial Corp.  The meeting will be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri on Thursday, January 30, 2014 at 2:00 p.m., Central time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of KPMG LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to vote via the Internet, by telephone or by completing and mailing the enclosed proxy card.  If you attend the meeting, you may vote in person.

Sincerely,

/s/ Gary W. Douglass
Gary W. Douglass
President and Chief Executive Officer

Pulaski Financial Corp.

12300 Olive Boulevard

St. Louis, Missouri 63141

(314) 878-2210

Notice of Annual Meeting of Stockholders

On Thursday, January 30, 2014, Pulaski Financial Corp. (the “Company”) will hold its annual meeting of stockholders at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri.  The meeting will begin at 2:00 p.m., Central time.  At the meeting, stockholders will consider and act on:

1.                                      The election of two directors to serve for a term of three years;

2.                                      The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2014;

3.                                      A non-binding resolution to approve the compensation of the Company’s named executive officers; and

4.                                      Such other business that may properly come before the meeting.

NOTE:          The Board of Directors is not aware of any other business to come before the meeting.

Stockholders of record as of the close of business on December 12, 2013 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

Please vote via the Internet, by telephone or by completing and signing the enclosed form of proxy and mailing it promptly in the enclosed envelope.  Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Paul J. Milano
Paul J. Milano
Corporate Secretary
St. Louis, Missouri
December 27, 2013

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum.  A self-addressed envelope is enclosed for your convenience.  No postage is required if mailed in the United States.

Pulaski Financial Corp.

Proxy Statement

PULASKI FINANCIAL CORP.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pulaski Financial Corp. (“Pulaski Financial” or the “Company”) to be used at the annual meeting of stockholders of the Company.  The Company is the holding company for Pulaski Bank.  The annual meeting will be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri on Thursday, January 30, 2014 at 2:00 p.m., Central time.  This proxy statement and the enclosed proxy card are being first mailed to stockholders on or about December 27, 2013.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

 Stockholders to be Held on January 30, 2014.

This proxy statement and the accompanying proxy card and annual report to stockholders are available for viewing and printing on the Internet at http://www.cfpproxy.com/4666.

Voting And Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Pulaski Financial common stock if the records of the Company show that you held your shares as of the close of business on December 12, 2013.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee.  As the beneficial owner, you have the right to direct your broker on how to vote your shares.  Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.

As of the close of business on December 12, 2013, 11,367,384 shares of Pulaski Financial common stock were outstanding.  Each share of common stock has one vote.  The Company’s Articles of Incorporation provide that record owners of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to vote the shares held in excess of that 10% limit.

Attending the Meeting

If you are a stockholder as of the close of business on December 12, 2013, you may attend the meeting.  However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership.  If you want to vote your shares of Pulaski Financial common stock held in street name in person at the meeting, you will need to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

Routine and Non-Routine Proposals

Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner.  If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A broker non-vote occurs when a broker or other entity is unable to vote on a particular proposal and has not received voting instructions from the beneficial owner.  The ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014 is currently considered a routine matter, while the election of directors and the non-binding resolution regarding executive compensation are currently considered to be non-routine matters.

Vote Required

The annual meeting will be held if a majority of the outstanding shares of common stock entitled to vote, constituting a quorum, is represented at the meeting.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted to determine the existence of a quorum.

In voting on the election of directors, you may vote in favor of both nominees, withhold votes as to both nominees or withhold votes as to either nominee.  There is no cumulative voting for the election of directors.  Directors must be elected by an affirmative vote of a majority of the shares present in person or by proxy at the annual meeting.  Votes that are withheld will have the same effect as a negative vote, while broker non-votes will have no effect on the outcome of the election.

In voting on the appointment of KPMG LLP as the independent registered public accounting firm and in voting on the non-binding resolution to approve executive compensation, you may vote in favor of the proposal, against the proposal or abstain from voting.  To be approved, these matters require the affirmative vote of a majority of the votes present in person or by proxy at the annual meeting.  Abstentions will have the same effect as a negative vote, while broker non-votes will have no effect on the voting.

Voting by Proxy

This proxy statement is being sent to you by the Board of Directors of Pulaski Financial to request that you allow your shares of Pulaski Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card.  All shares of Pulaski Financial common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.  The Board of Directors recommends that you vote:

•                                          “FOR” each of the nominees for director;

•                                          “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm; and

•                                          “FOR” the non-binding resolution to approve the compensation of the Company’s named executive officers.

If any matter not described in this proxy statement is properly presented at the annual meeting,  the persons named in the proxy card will use their judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the meeting to solicit additional proxies.  If the annual meeting is postponed or adjourned, your Pulaski Financial common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy.  The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting, regardless of whether you submitted your original proxy by mail, the Internet or telephone.  To revoke your proxy, you must either advise the Secretary of the Company in writing before your Pulaski Financial common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person.  Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Pulaski Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.  If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.  If you want to vote your shares of Pulaski Financial common stock held in street name in person at the meeting, you will need to obtain a written proxy in your name from your broker, bank or nominee.

Instead of voting by mailing a proxy card, registered stockholders can vote their shares of Company common stock via the Internet or by telephone.  The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly.  Specific instructions for Internet or telephone voting are set forth on the enclosed proxy card.  The deadline for voting by telephone or via the Internet is 3:00 a.m., Eastern time, on January 30, 2014.

Participants in Pulaski Bank’s KSOP Plan

If you hold Pulaski Financial common stock through the Pulaski Bank Savings and Ownership Plan (the “KSOP”), you will receive a voting instruction card to reflect all of the shares that you may direct the trustee to vote on your behalf under the plan.  Under the terms of the KSOP, all shares held by the KSOP are voted by the KSOP trustee, but each participant in the KSOP may direct the trustee how to vote the shares of Company common stock allocated to his or her account.  Allocated shares for which no timely voting instructions are received will be voted by the KSOP trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the exercise of its fiduciary duties.  The deadline for returning your voting instructions to the plan’s trustee is January 22, 2014.

Corporate Governance

Meetings and Committees of the Board of Directors

During the year ended September 30, 2013, the Board of Directors of the Company met 9 times.  No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served.

The Company has standing Audit, Compensation and Nominating and Corporate Governance Committees.  The following table identifies our standing committees and their members as of December 12, 2013.  All members of each committee are independent in accordance with the listing standards of The NASDAQ Stock Market.  Each of the committees operates under a written charter that governs its composition, responsibilities and operations.  Each of the charters for the committees listed above is available in the Corporate Governance portion of the Shareholder Relations section of the Company’s web site (www.pulaskibank.com).

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Stanley J. Bradshaw	X
William M. Corrigan, Jr.			X
Gary W. Douglass
Leon A. Felman	X
Michael R. Hogan	X*	X
Timothy K. Reeves	X		X*
Sharon A. Tucker		X*
Lee S. Wielansky		X	X

Number of Meetings in Fiscal 2013	8	6	5

* Chairperson

Audit Committee.  The Audit Committee is responsible for providing oversight of Pulaski Financial’s financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board.  The Audit Committee selects the independent registered public accounting firm and meets with them to discuss the results of the annual audit and any related matters.  The Board of Directors has determined that Mr. Hogan is an “audit committee financial expert.”  Mr. Hogan is independent under the listing standards of The NASDAQ Stock Market.

Compensation Committee.  The Compensation Committee is responsible for executive compensation, executive development and management succession planning.  Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors.  Our chief executive officer develops recommendations regarding the appropriate mix and level of compensation for our management team.  The recommendations consider our compensation philosophy and the range of compensation programs authorized by the Compensation Committee.  Our chief executive officer meets with the Compensation Committee to discuss and review the compensation for the other named executive officers.  However, our chief executive officer does not participate in Compensation Committee discussions or the review of his own compensation.  The Compensation Committee is advised by an independent compensation consultant and advisor.  In general, the consultant provides compensation benchmarking and analytical data and renders advice to the Compensation Committee regarding all aspects of the Compensation Committee’s compensation decisions, including the chief executive officer’s performance review process.  The Compensation Committee has direct access to the consultant and control over its engagement.  The Compensation Committee was advised during fiscal 2013 by the firm of Pay Governance LLC, which was engaged to conduct a review and competitive assessment of total compensation and benefits for the named executive officers and the Board of Directors, and to provide a comprehensive assessment of the competitiveness and effectiveness of the executive compensation programs.  Pay Governance LLC assisted in the identification of relevant peer groups and provided other market data used by the Compensation Committee for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer and the Board of Directors.  Pay Governance performed no other services for the Company.

As a result of such recommendations and reviews, the Compensation Committee provided executives with a compensation package consisting of base salary, short-term performance incentives in the form of cash bonuses (when permitted) and long-term performance incentives in the form of equity compensation.  Additionally, our named executive officers were provided with reasonable perquisites that help further our officers’ abilities to promote our business interests in our markets and reflect the competitive practices for similarly-situated officers employed by our peers.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, recommending a group of nominees for election as directors at each annual meeting of stockholders and ensuring that the Board and its committees have the benefit of qualified and experienced independent directors.  The Committee is also charged with developing a set of corporate governance polices and procedures.

Independent Directors

The Company’s Board of Directors currently consists of eight members.  The Board of Directors has determined that all of the directors are independent under the current listing standards of The NASDAQ Stock Market, except for Mr. Douglass, who is a current employee of Pulaski Financial and Pulaski Bank.  In assessing the independence of our directors, the Board of Directors considered and deemed immaterial to the director’s independence transactions involving the sale of products and services in the ordinary course of business between the Company, on the one hand, and, on the other, companies at which some of our directors or their immediate family members were officers or employees during fiscal 2013, including loans or lines of credit that the Bank has directly or indirectly made to directors.  Where business relationships other than ordinary banking relationships existed, the Board determined that none of the relationships between the Company and their affiliated businesses impair the directors’ independence because there was no direct receipt of payments by the Company to the director or the amounts involved are immaterial to the directors or to those businesses when compared to their annual income or gross revenues.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors of the Company believes that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer allows the President and Chief Executive Officer to focus on his responsibilities of running the Company, enhancing stockholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Mr. Bradshaw serves as Chairman of the Board of the Company. Mr. Bradshaw is independent under the listing requirements of The NASDAQ Stock Market.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks.  Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company.  Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.  The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Policy and Procedures Governing Related Person Transactions

The Company maintains a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons.  Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•                                          the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;

•                                          the Company is, will, or may be expected to be a participant; and

•                                          any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•                                          any compensation paid to an executive officer of the Company if the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

•                                          any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and

•                                          any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee.  In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•                                          whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•                                          the size of the transaction and the amount of consideration payable to the related person;

•                                          the nature of the interest of the related person;

•                                          whether the transaction may involve a conflict of interest; and

•                                          whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chairperson of the Audit Committee, participate in some or all of the discussion.

Attendance at the Annual Meeting

The Board of Directors encourages directors to attend the annual meeting of stockholders.  All of the directors attended the 2013 annual meeting of stockholders.

Director Compensation

Cash Retainer and Meeting Fees for Non-Employee Directors.  The following retainers and fees will be paid to our non-employee directors for their service on our Board of Directors during fiscal 2014:

Quarterly retainer for board members	$8,000
Additional quarterly retainer for board chairperson	4,500
Fee for each audit committee meeting	650	(1)
Fee for each compensation committee meeting	500	(1)
Fee for each other committee meeting attended	350	(1)
Quarterly retainer for audit committee chairperson	1,750
Quarterly retainer for compensation committee chairperson	1,000
Quarterly retainer for nominating and corporate governance chairperson	750

(1)         Directors receive only one-half of their fee for attendance by telephone.

No separate fees are paid for service on Pulaski Bank’s Board of Directors.  Employee directors do not receive any retainers or fees for their services on the Boards of Directors.

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2013 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	All Other Compensation (3)	Total ($)

Stanley J. Bradshaw	$54,714	$30,008	$—	$239	$84,961
William M. Corrigan, Jr.	25,076	10,004	—	239	35,319
Leon A. Felman	26,263	10,004	—	239	36,506
Michael R. Hogan	31,213	10,004	—	239	41,456
Timothy K. Reeves	27,738	10,004	—	239	37,981
Sharon A. Tucker	25,213	10,004	—	239	35,456
Lee S. Wielansky	25,076	10,004	—	239	35,319

(1)         Reflects the aggregate grant date fair value of the granting of:  (A) 1,170 shares of restricted stock (2,340 for Mr. Bradshaw) computed in accordance with FASB ASC Topic 718, based on a per share price of $8.55, which represented the Company’s stock price on the date of grant; and (B) 1,036 shares of restricted stock for Mr. Bradshaw computed in accordance with FASB ASC Topic 718, based on a per share price of $9.653, which represented the Company’s stock price on the date of grant.

(2)         The following table provides certain additional information concerning the unvested restricted stock and exercisable option awards of our non-employee directors at September 30, 2013:

Name	Restricted Stock Awards Outstanding at September 30, 2013	Option Awards Outstanding at September 30, 2013

Stanley J. Bradshaw	585	30,000
William M. Corrigan, Jr.	585	10,001
Leon A. Felman	585	6,000
Michael R. Hogan	585	10,000
Timothy K. Reeves	585	4,000
Sharon A. Tucker	585	—
Lee S. Wielansky	585	21,000

(3)         Reflects dividends paid on unvested shares of restricted stock awards.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct.  The Code of Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest.  Under the terms of the Code of Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct.

As a mechanism to encourage compliance with the Code of Business Conduct, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters.  These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.  The

Code of Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Business Conduct.

Stock Ownership

The following table provides information as of December 12, 2013 with respect to persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock.  A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding

Leon A. Felman 150 Carondelet Plaza #2901 Clayton, Missouri 63105-3456	934,459	(1)	8.22%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	683,003	(2)	6.01%

(1)         See table on following page for additional information regarding Mr. Felman’s beneficial ownership of Company common stock.

(2)         Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2013.

The following table provides information about the shares of Pulaski Financial common stock that may be considered to be owned by each director or nominee for director of the Company, by those officers of the Company named in the Summary Compensation Table on page 25 and by all directors, nominees for director and executive officers of the Company as a group as of December 12, 2013.  Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options) (1)		Number of Shares That May be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding (2)

Directors:

Stanley J. Bradshaw	231,219		30,000	2.29%
William M. Corrigan, Jr.	40,450		8,394	*
Gary W. Douglass	151,784	(3)	120,000	2.37
Leon A. Felman	928,459	(4)	6,000	8.22
Michael R. Hogan	58,131		10,000	*
Timothy K. Reeves	16,020	(5)	4,000	*
Sharon A. Tucker	8,078		—	*
Lee S. Wielansky	49,531		21,000	*

Named Executive Officers Who are Not Directors:

Brian J. Bjorkman	76,314		85,000	1.41
Brian C. Boyles(6)	8,611		—	*
Paul J. Milano	38,428		24,500	*
W. Thomas Reeves	126,313	(7)	75,000	1.76

All Directors, Nominees and Executive Officers as a group (14 persons)	1,780,598		424,894	18.70

*                 Less than 1% of the shares outstanding

(1)         Includes shares of unvested restricted stock held in trust over which the individual has voting but not investment power as follows:  Messrs. Bradshaw, Corrigan, Felman, Hogan, Timothy K. Reeves, Wielansky and Dr. Tucker—585 shares each; Mr. Douglass—60,297 shares; Mr. Bjorkman—38,632 shares; Mr. Milano—17,012 shares; and Mr. W. Thomas Reeves—43,585 shares.

(2)        Based on 11,367,384 shares of Company common stock outstanding and entitled to vote as of December 12, 2013, plus, for each person, the number of shares that such person may acquire within 60 days by exercising stock options.

(3)         Includes 7,087 shares allocated to Mr. Douglass’ account under the Pulaski Bank Savings and Ownership Plan, with respect to which Mr. Douglass has voting but not investment power.

(4)         Includes 45,515 shares held by Mr. Felman’s spouse’s individual retirement account and 3,126 shares held by Mr. Felman’s daughter’s individual retirement account.

(5)         Includes 147 shares held in a custodian account for each of Mr. Reeves’ two daughters under which Mr. Reeves’ spouse has voting and investment power.

(6)         Mr. Boyles resigned from Pulaski Bank effective October 25, 2013.

(7)         Includes 22,000 shares pledged as security.

Proposal 1 — Election of Directors

The Company’s Board of Directors currently consists of eight members.  The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year.  Two directors will be elected at the annual meeting to serve for a three-year term or until their respective successors have been elected and qualified.  The nominees for election are Leon A. Felman and Sharon A. Tucker.

It is intended that the proxies solicited by the Board of Directors will be voted to elect the nominees named above.  If a nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors.  Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board.  At this time, the Board of Directors knows of no reason why a nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all of the nominees.

Information regarding the nominees and the directors continuing in office is provided below.  Unless otherwise stated, each individual has held his current occupation for the last five years.  The age indicated in each nominee’s biography is as of September 30, 2013.  There are no family relationships among the directors or executive officers.

Nominees for Election of Directors

The following nominees are standing for election for terms ending in 2017:

Leon A. Felman has been a private investor in financial institutions since 1980.  Mr. Felman serves as a member of the Friends Board of St. Louis Public Radio (KWMU).  Additionally, Mr. Felman serves as a member of the Board of Directors of the Barnes-Jewish Hospital Foundation.  Mr. Felman was a director of Dynex Capital, Inc. (NYSE:  DX) until October 2010.  Age 78.  Director since 2004.

Mr. Felman’s background as a private investor provides the Board with important insight into the financial markets and investor perspectives.  As a former director of a corporation listed on the New York Stock Exchange, Mr. Felman provides the Board with critical experience regarding public oversight matters.

Sharon A. Tucker, PhD is the founder and principal of Tucker Consultants, a consulting firm specializing in providing support in the areas of performance, culture, talent management and compensation.  Before founding her own firm, she was a principal in the compensation and performance practice of Towers Perrin (now Towers Watson) with both global and local leadership responsibilities.  Dr. Tucker is also an adjunct professor in the Olin Business School of Washington University in St. Louis.  Age 64.  Director since 2011.

Dr. Tucker provides the Board with knowledge of compensation practices, succession management and organizational performance, as well as broad human resource management.

Directors Continuing in Office

The following directors have terms ending in 2015:

Michael R. Hogan was the Chief Administrative Officer and Chief Financial Officer of Sigma-Aldrich Corporation, a chemical producer headquartered in St. Louis, Missouri, until his retirement in November 2008.  Age 60.  Director since 2006.

Through his experience as a chief financial officer and prior service as the corporate controller of Monsanto, Mr. Hogan provides the Board with valuable experience regarding accounting and public reporting and disclosure matters.  Following a 30-year career in consulting, general management and financial roles, Mr. Hogan offers significant business and management level experience.

Timothy K. Reeves is the President and Owner of Keenan Properties, Inc., a commercial brokerage and development firm.  Keenan Properties, Inc. develops industrial, office and commercial projects as well as provides real estate brokerage services to its clients in the St. Louis metropolitan area.  Age 54.  Director since 2002.

Mr. Reeves’ background provides the Board with guidance on real estate matters, which assists the Board’s oversight of the credit function.  As an owner of his business, Mr. Reeves offers organizational understanding and business and management level experience.

Lee S. Wielansky has served as Chairman and Chief Executive Officer of Midland Development Group, Inc., a commercial real estate development company, located in St. Louis, Missouri, since March 2003.  Mr. Wielansky served as President and Chief Executive Officer of JDN Development Company, Inc., a subsidiary of a real estate investment trust engaged in the development of retail shopping centers, from November 2000 until its acquisition in March 2003.  Mr. Wielansky served as Chairman of the Board of Directors of the Company, from January 2008 until May 2008 and Vice Chairman of the Board of Directors from May 2008 until September 2011.  Mr. Wielansky is also the lead director of Acadia Realty (NYSE: AKR) and a director of the Jewish Federation of St. Louis, Virtual Realty Enterprises and Isle of Capri Casinos, Inc. (NYSE: ISLE).  Age 62.  Director since 2005.

Mr. Wielansky provides the Board with valuable experience regarding commercial real estate matters, which assists the Board’s oversight of the credit function.  Mr. Wielansky offers significant business and management level experience.  As a director of corporations listed on the New York Stock Exchange, Mr. Wielansky provides the Board with critical experience regarding public oversight matters.

The following directors have terms ending in 2016:

Stanley J. Bradshaw has served as Chairman of the Board of the Company since 2008 and as an advisor since 2000.  Mr. Bradshaw has been a principal of Bradshaw Capital Management, LLC, an asset management and advisory firm serving institutional investors and eleemosynary organizations since 1998.  He has also served as the Chairman and Chief Executive Officer of The Roosevelt Group, LLC, an investment company specializing in bank stocks since 1999.  He has chaired the Bradshaw Charitable Foundation, which has provided funding for religious, educational, scientific research and social stewardship organizations since 1997.  In 2005, Mr. Bradshaw assisted in the founding of Square 1 Financial.  From 2005 until 2010, Mr. Bradshaw served as Chairman of the Board of Square 1 Financial and its wholly-owned subsidiary, Square 1 Bank, which is a nationwide bank specializing in serving emerging growth companies funded by venture capitalists.  Mr. Bradshaw also serves as a director of Community First Financial Group, Inc., the holding company for Harrington Bank, in Chapel Hill, North Carolina.  Age 56.  Director since 2006.

Mr. Bradshaw’s extensive experience with banks, both locally and on the East Coast, affords the Board valuable insight regarding the banking industry.  Mr. Bradshaw’s recent involvement with Square 1 provides the Board with unique insight into capital raising and interactions with small businesses.  Mr. Bradshaw’s background as a private investor provides the Board with important insight into the financial market, valuation issues, as well as insight into shareholder perspectives.

William M. Corrigan, Jr. is a partner in the law firm of Armstrong Teasdale LLP located in St. Louis, Missouri.  He serves as outside general counsel to a number of publicly traded and privately held businesses.  He is also recognized as a top business litigation attorney and has won cases in the courts of Missouri, Illinois, Nebraska, Iowa and Texas.  Mr. Corrigan is a past president of The Missouri Bar.  He has been voted by his peers as one of the “Best Lawyers in America,” a “Missouri and Kansas Super Lawyer” and as one of the “Top 50” lawyers in St. Louis.  Age 54.  Director since 2003.

Through his legal experience, Mr. Corrigan brings significant knowledge regarding legal issues facing the Company and the Bank.

Gary W. Douglass has served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank since May 2008 and as Chairman of the Board of the Bank since May 2009.  Mr. Douglass previously held the position of Executive Vice President and Chief Financial Officer of Roosevelt Financial Group Inc., parent of Roosevelt Bank, before its merger with Mercantile Bancorporation, Inc. in 1997.  Mr. Douglass is a certified public accountant and a former partner with Deloitte LLP, where he headed that firm’s accounting and auditing and financial institutions practice in St. Louis.  Age 62.  Director since 2008.

Mr. Douglass’ extensive experience in serving the accounting, auditing, tax and consulting needs of a wide array of financial institutions while at Deloitte, coupled with his experience as the chief financial officer of Roosevelt Financial Group Inc., a large publicly-traded thrift, affords the board valuable insight regarding the banking industry.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to be the Company’s independent registered public accounting firm for the 2014 fiscal year, subject to ratification by stockholders.  A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not accepted by a majority of the votes present in person or by proxy at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.  The Board of Directors recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended September 30, 2013 and 2012.

	2013	2012

Audit Fees(1)	$574,800	$512,500
Audit-Related Fees	—	—
Tax Fees(2)	34,750	42,261
All Other Fees	—	—

(1)         Consists of fees associated with the annual audit in 2013 and 2012, the comfort letter associated with the prospectus for the at-the-market offering in 2013, the registration statement related to the sale of the Company’s preferred stock in 2012 and services related to a Housing and Urban Development-required audit in 2013 and 2012.

(2)         Consists of tax filing and tax related compliance and other advisory services.

The Audit Committee believes that the provision of non-audit services by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Approval of Services by the Independent Auditor

The Audit Committee has adopted a policy for approval of audit and permitted non-audit services by the Company’s independent auditor.  The Audit Committee annually considers the provision of audit services by its external auditor and, if appropriate, approves the provision of certain defined audit and non-audit services.  The Audit Committee also considers on a case-by-case basis and, if appropriate, approves specific engagements.

Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated must report any specific approval of services at its next regular meeting.  The Audit Committee regularly reviews summary reports detailing all services being provided to the Company by its independent auditor.

During the year ended September 30, 2013, 100% of the Audit Related Fees, Tax Fees and All Other Fees set forth above were pre-approved by the Audit Committee.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles.  The Audit Committee oversees the Company’s internal controls and financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed pursuant to U.S. Auditing Standards No. 380 (The Auditor’s Communication with Those Charged with Governance), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management.  In concluding that the independent registered accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audit.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013 for filing with the Securities and Exchange Commission.  The Audit Committee and the Board of Directors also have appointed, subject to shareholder ratification, the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2014.

Audit Committee of the Board of Directors

of Pulaski Financial Corp.

Michael R. Hogan, Chairperson

Stanley J. Bradshaw

Leon A. Felman

Timothy K. Reeves

Proposal 3 — Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires, among other things that, the Company permit a non-binding advisory vote on the compensation of the Company’s named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” the approval of the non-binding resolution to approve the compensation of the Company’s named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of

Pulaski Financial Corp.

Sharon A. Tucker, Chair

Michael R. Hogan

Lee S. Wielansky

Compensation Discussion and Analysis

We are pleased to provide our shareholders with a discussion and analysis of the compensation programs in which the following executive officers participate (our “named executive officers”) and the process we use to make specific compensation decisions for our named executive officers:

•                  Gary W. Douglass, President and Chief Executive Officer of our Company and Chairman of the Board and Chief Executive Officer of Pulaski Bank

•                  W. Thomas Reeves, President of Pulaski Bank

•                  Paul J. Milano, Executive Vice President, Chief Financial Officer, Treasurer and Secretary of our Company and Pulaski Bank

•                  Brian C. Boyles, President of Pulaski Bank Mortgage Division

•                  Brian J. Bjorkman, President of Pulaski Bank Commercial Lending Division

Our Financial Performance in Fiscal 2013

During the year ended September 30, 2013, we continued to respond to the challenges presented by a difficult operating environment through steadfast adherence to our community banking strategy.  Our community banking model focuses on building long-term relationships with small and medium size businesses and retail customers and emphasizes high-quality, responsive and personalized customer service.  For the 2013 fiscal year, earnings remained steady at $0.74 per diluted share, matching the $0.74 in fiscal 2012.  We believe this represents a level of solid performance in light of the significant, negative impact of an unforeseen event that we discovered following the completion of our fiscal year.  As we have previously disclosed, we uncovered an elaborate fraud scheme involving one of our commercial loan borrowers that resulted in a $6.4 million loan charge-off in the September 2013 quarter.  The effect of this charge-off was a $0.36 per share reduction in our fiscal 2013 earnings.  Absent this event, earnings levels and related performance measures would have been well above industry averages.  Each of our three principal lines of business, commercial lending, mortgage banking and retail deposit operations, made significant contributions to our earnings in fiscal 2013.

Our commercial lending operation faced many industry-wide challenges during fiscal 2013, including a flat yield curve, soft customer loan demand and intense downward pressure on asset yields.  In addition, we faced intense local competition from other financial institutions for new and renewing loans.  Despite these challenges, our commercial loan portfolio grew almost 8% to $635.8 million at September 30, 2013.  More importantly, our focus on commercial and industrial lending resulted in growth in this portfolio of nearly 15% to $226.8 million at September 30, 2013.  Further, as the result of our on-going workout and collection efforts, we were able to successfully recover almost $4 million of losses on commercial loans that defaulted in prior years.

Our mortgage banking operation experienced a successful year as we continued to capitalize on our strong market position.  We saw a 41% increase in mortgage revenues in fiscal 2013 compared with fiscal 2012.  The increase was driven by improved net profit margins combined with strong levels of loan origination and sales activity.  As the result of our efforts to negotiate improved selling prices with our loan investors, execute more efficient and timely delivery of loans originated for sale to our investors and control the costs to originate such loans, our net profit margin on loans sold increased to 0.88% for fiscal 2013 compared with 0.66% during fiscal 2012.  Equally important, while a decrease in market interest rates during the last half of fiscal 2013 significantly dampened the demand for residential mortgage refinancings, we were able to offset the impact of this reduced demand on our origination volume by capturing a large part of the increased demand for loans to finance home purchases during this time period.  Capitalizing on our strong reputation within our markets and our solid relationships with local realtors, we saw a 14% increase in the volume of residential mortgage loans originated to finance home purchases in fiscal 2013 compared with last year.  For fiscal 2013, 54% of the residential mortgage loans we originated for sale were to finance home purchases as compared with only 43% for fiscal 2012.

Finally, our retail deposit gathering operation continued to focus on aggressively decreasing non-core funding costs. We successfully lowered our average cost of deposits from 0.77% in fiscal 2012 to 0.55% in 2013.  This was accomplished through a combination of lower market interest rates combined with systematically lowering what we paid for non-relationship deposits.  Core deposits increased to 65% of total deposits at September 30, 2013 compared to 59% at September 30, 2012.

The following were among the financial highlights of the Company’s 2013 performance:

•                  A total shareholder return of 30% based on appreciation in our stock price and dividends paid during fiscal 2013.

•                  Solid profitability, as measured by a 0.75% return on average assets and a 8.42% return on average common equity in fiscal 2013 compared with 0.75% and 8.75%, respectively, in fiscal 2012.

•                  Improved asset quality, as evidenced by a 45% decrease in non-performing assets to $34.0 million at September 30, 2013 from $61.4 million at September 30, 2012, which represents eleven consecutive quarterly declines in non-performing assets. In addition, we saw significant improvements in other key asset quality indicators such as internally adversely classified assets and early stage loan delinquencies.

•                  Retained the regulatory classification of “well capitalized” and increased our Tier 1 leverage and total risk-based regulatory capital ratios to 10.05% and 14.03%, respectively, at September 30, 2013 compared with 9.63% and 13.58%, respectively, at September 30, 2012.

Also, during the fiscal year, we continued our capital management strategy with the repurchase from private investors of an additional $8.0 million in par value of the preferred stock, leaving $17.3 million outstanding at September 30, 2013.  The repurchases were funded through accumulated earnings and excess capital.  The preferred stock was previously issued under the U.S. Treasury’s Capital Purchase Program (“TARP”), but was auctioned by the Treasury to private investors in 2012.

2013 Executive Compensation Highlights

Our executive management team continued to implement our business strategy and produce solid results in key performance categories in a challenging operating environment.  Our talented executive management team, led by Mr. Douglass, was crucial to our ability to implement our strategic plan.

The following are the highlights of our 2013 executive compensation program:

•                  Our shareholders provided the Company with an advisory vote of 87.6% in favor of our compensation program.

•                  Our shareholders approved an increase in the aggregate number of shares of Company common stock authorized under the 2006 Long-Term Incentive Plan.  By adding 500,000 shares to our equity compensation program, we will be able to continue to using equity compensation as a key component of our executive compensation program for the next several years.

•                  The Compensation Committee implemented a Short-Term Incentive “Outperformance” Plan for our named executive officers. This plan replaces our discretionary bonus program for named executive officers.  The amount of the awards earned for fiscal 2013 under the Short-Term “Outperformance” Plan are not determinable as of the date of this proxy statement.

•                  We continued to use equity compensation as a key component of our executive compensation program.  Equity awards encourage our executives to have an ownership perspective aligned with the long-term interests of our shareholders.  During fiscal 2013, Mr. Douglass continued to receive a portion of his base salary in Company common stock.  In addition in recognition of his strong leadership, the Compensation Committee awarded Mr. Douglass 11,696 shares of our common stock which will vest ratably over a three year period.  See “Executive Compensation—Summary Compensation Table” for detailed information on the common stock paid as a component base salary and “Executive Compensation—Grants of Plan-Based Awards Table” for detailed information on the restricted stock award granted to Mr. Douglass under our 2006 Long-Term Incentive Plan.

•                  We conducted a risk assessment of our incentive compensation plans and concluded that none of the plans posed or promoted any significant undue risk to the Company or encouraged the manipulation of reporting earnings to enhance the compensation of any employee.

•                  Our senior executives continued to hold a meaningful portion of their personal wealth in the form of an investment in our common stock.

Our Compensation Philosophy

Our executive compensation philosophy is based on four guiding principles:

•                  Meeting the Demands of the Market.  Achieving our strategic objectives is dependent upon our attraction and retention of key employees.  We compensate our named executive officers and other key members of our management team at competitive levels to position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•                  Aligning with Shareholders.  Equity compensation is a key component of our compensation mix.  It develops a culture of ownership among our management team and aligns their individual financial interests with the interests of our shareholders.

•                  Driving Performance.  A meaningful portion of our named executive officers’ total compensation is “at-risk” based on individual and corporate performance.  We believe the compensation of our named executive officers should depend on the performance of the Company, both on an annual basis and over the long-term.

•                  Mitigating Risk.  We link incentive compensation to performance in a way that does not encourage unnecessary or excessive risk, and we ensure that the structure of our incentive compensation program is consistent with effective controls and strong corporate governance.

Management and the Compensation Committee work together to ensure that our named executive officers are held accountable and rewarded for delivering superior performance and enhanced shareholder returns.  The Compensation Committee believes that the compensation package offered to our executives should be comparable to that offered by other banks in our market area with similar in size and should have a significant component tied to measurable Company and individual performance.

Components of Executive Compensation

Our executive compensation program relies on three primary components: (1) base compensation, (2) equity-based, long-term incentive compensation; and (3) cash-based, short-term incentive compensation. We meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our management team to drive long-term, sustained performance that ultimately delivers value to our shareholders. The components of our 2013 executive compensation program are discussed below.  See “Executive Compensation—Summary Compensation Table” for information on the named executive officers’ compensation in fiscal 2013.

Base Salary.  Our named executive officers receive base salaries at levels that reflect the role, scope, and complexity of their specific positions. The salaries of our named executive officers are reviewed annually to reflect their performance, to evaluate our competitive position on base pay, and to make any necessary adjustments. Our goal is to maintain salary levels for our named executive officers at a level that is generally consistent with base pay received by those in comparable positions at our peer companies and reflective of their individual performance, experience and contributions. Base salaries reflect the “fixed” portion of our total compensation and a reference point for targeting incentive compensation opportunities.

Long-Term Equity-Based Compensation.  We believe that equity compensation is the best method available to align the long-term financial interests of our key executives with those of our shareholders. Consistent with solid corporate governance principles, we also support the premise that executives with long-term incentives are aligned best with the time horizon of the risk associated with our business.

In fiscal 2012, the Company implemented a three-year incentive compensation program under the 2006 Long-Term Incentive Plan to reward our named executives for their performance and ability to create and sustain long-term shareholder value.  The program provides each named executive officer with the opportunity to earn a portion of their award in each of the years in the three-year period ended September 30, 2014, upon the Company’s achievement of certain earnings per share targets in each year.  The awards do not provide for partial vesting for performance levels achieved below the stated targets nor will additional shares be awarded if the Company’s performance exceeds the earnings per share targets.  If an earnings-per-share target is not met, vesting may still occur in a subsequent period based on cumulative results.  Additionally, recipients cannot receive the final vesting unless the Company’s total shareholder return exceeds certain peer indices.  One-third of the shares received are required to be held until the earlier of retirement or five years from the date of vesting.  By increasing the equity holdings of our management team, we provide them with a continuing stake in our long-term success, which further aligns their interests with our shareholders and serves as a powerful retention factor.

In fiscal 2013, our shareholders approved the addition of 500,000 shares of Company common stock to our 2006 Long-Term Incentive Plan to further our ability to use equity compensation in our executive compensation program over the next several years.

Short-Term Cash-Based Incentive Compensation.  In fiscal 2013, we implemented a Short-Term Incentive “Outperformance” Plan for our named executive officers.  This plan is in lieu of discretionary cash bonuses that were given in prior years.  The plan provides the Compensation Committee with the authority to establish an annual incentive compensation program for plan participants that provides each participant with a cash award upon the attainment of specific company-based and business unit-based performance criteria.  In 2013, the company-based performance criteria included attainment of certain levels of diluted earnings per share, total shareholder return and certain other financial metrics.  The business-unit-based performance criteria included measurement of each business unit’s contribution to the Company’s net income.

Under the plan, the Compensation Committee establishes a target award that is pre-determined for each participant, dependent upon the participant’s level of responsibility within the Company.  The final amount of any award that is paid to each participant can be increased or decreased from this target award, by the Compensation Committee, within a range depending upon the level of attainment of each of the performance criteria.  Each plan participant was provided with a notice outlining the 2013 performance criteria that needed to be satisfied to earn an award under the plan, including the specific weighting of each criterion.  The Compensation Committee has discretion under the plan to determine if awards will be paid out for the plan year.

Peer Group Analysis

A critical element of our compensation philosophy, and a key driver of specific compensation decisions for our executive team, is a comparative analysis of our financial performance and our compensation mix and levels relative to a peer group of similarly sized, publicly traded financial institutions. Key guiding principles of our compensation philosophy are to ensure proper alignment between our performance and compensation relative to peers, which should enable us to attract and retain top talent by providing competitive and appropriate compensation.  To monitor our programs and decisions, we annually review our performance against that of our peers to assess the reasonableness of our compensation, ensure proper pay-performance alignment and establish total compensation opportunities for our named executive officers. Our peer institutions selection included publicly traded commercial banks and thrift institutions listed on a national exchange that met the following criteria:

•                  Total assets between approximately 50% and 200% of the Company’s total assets;

•                  Market capitalization greater than $30 million;

•                  Excluded companies with poor net income performance; and

•                  Tier 1 regulatory capital ratio in excess of 10%.

The following institutions represent our peer group for 2013.  Our peer group is reviewed and updated annually based upon changes in circumstances of both the Company and members of the peer group.

BankFinancial Corporation, IL	HopFed Bancorp, Inc., KY
Bank of Kentucky Financial Corporation, KY	Horizon Bancorp, IN
Community Bank Shares of Indiana, Inc., IN	LNB Bancorp, Inc., OH
Enterprise Financial Services, Corp, MO	MutualFirst Financial, Inc., IN
Farmers Capital Bank Corporation, KY	NASB Financial, Inc., MO
First Defiance Financial Corp., OH	QCR Holdings, Inc., IL
First Financial Corporation, IN	S.Y. Bancorp, Inc., KY
Hawthorn Bancshares, Inc., MO	West Bancorporation, Inc., MO

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters.  The Compensation Committee develops the broad outline of our compensation program and monitors the success of the program in achieving the objectives of our compensation philosophy.  The Compensation Committee, which in 2013 included three independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash and equity incentive programs.  The Compensation Committee exercises independent discretion in the determination of executive compensation, but may seek input from other Board members, consultants, and advisors.

The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Compensation Committee’s responsibilities.  The Compensation Committee and the Board review the charter periodically to ensure that it is consistent with the Compensation Committee’s expected role and applicable legal and listing requirements. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our executive compensation program.  The charter vests in the Compensation Committee principal responsibility for determining the compensation of the Chief Executive Officer based on the Compensation Committee’s evaluation of his performance.  The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.  The Compensation Committee Charter was amended in fiscal 2013 to reflect the Company’s exit from the U.S. Treasury’s TARP program and for regulatory changes impacting the Compensation Committee.

During fiscal 2013, the Compensation Committee met six times, including four executive sessions attended by Compensation Committee members only. The members of the Compensation Committee in fiscal 2013 included Directors Tucker (who served as Compensation Committee Chairperson), Wielansky and Corrigan.

Role of the Compensation Consultant

The Compensation Committee has sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement.  In 2013, the Compensation Committee engaged Pay Governance, an independent compensation consulting firm, to review our compensation and performance against our peers and provide expertise in structuring our executive and director compensation program.

Role of Management

Although the Compensation Committee is ultimately responsible for executive compensation decisions, information and input from Mr. Douglass, our Chief Executive Officer, are critical to ensuring the Compensation Committee and its advisors have the information needed to make informed decisions. Mr. Douglass provides insight, suggestions, and recommendations regarding executive compensation. His recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee.  Mr. Douglass meets with the Compensation Committee to discuss the recommendations and also reviews with the Compensation Committee his recommendations concerning the compensation of other named executive officers.

Other Executive Benefits

Post-Employment Arrangements.  We recognize that an important consideration in our ability to attract and retain key executives is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our President and Chief Executive Officer with a reasonable financial arrangement in the event of termination of employment.  Mr. Douglass has a two year employment agreement which provides for severance benefits and benefit continuation in the event of his termination without cause or for good reason, disability, and after a change in control. No severance benefits are payable if Mr. Douglass is terminated for cause or upon his voluntary termination of employment. The term of Mr. Douglass’ employment agreement extends one day on a continuous basis such that the remaining term is always two years unless the Company or Mr. Douglass provides written notice of nonrenewal.  The Compensation Committee periodically reviews the terms of Mr. Douglass’ Agreement to ensure the agreement continues to serve the best interests of the Company and its shareholders. For additional information regarding Mr. Douglass’ employment agreement, see “Potential Post-Termination Payments” following the “Summary Compensation Table.”

Retirement Benefits; Employee Welfare Benefits.  Our principal employee retirement savings vehicle is the Pulaski Bank Savings and Ownership Plan (“KSOP”).  Our KSOP has been a significant source of retirement savings for all our employees, including our named executive officers.  We also provide all of our named executive officers with medical, dental, life and disability insurance benefits similar to those offered to our other employees.

Perquisites.  We provide our named executive officers with limited perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers.  The perquisites are reviewed periodically and adjusted as necessary.

Other Considerations

Tax and Accounting Considerations.  In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of each program on the Company. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirement. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

Risk Management and Our Compensation Program.  A central tenet of our compensation philosophy is to provide incentives that are consistent with prudent risk management while recognizing that some level of risk is inherent in the operation of our business.  Our Compensation Committee monitors our incentive compensation program on an annual basis to ensure that the program reflects a balanced mix of incentives that discourage unnecessary or excessive risk taking by our management team and by employees throughout the organization. For our named executive officers, this approach has resulted in a program that incorporates performance measures that reflect an inherent sensitivity to risk and defers a significant portion of the executive’s annual compensation to future years.  We maintain a comprehensive risk management process and strong internal controls to manage risks arising out of our incentive compensation program.  We do not believe that the risks arising out of our incentive compensation program are reasonably likely to have a material adverse effect on the Company.

Equity Compensation Grant and Award Practices.  The Compensation Committee considers the recommendations of our Chief Executive Officer with respect to awards contemplated for other named executive officers. However, the Compensation Committee is solely responsible for the development of the schedule of grants or awards made to the Chief Executive Officer and the other named executive officers.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or the stock option exercise prices. Similarly, the Company has never timed the release of material non-public information with the purpose or intent of affecting the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings releases or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure.

Stock Ownership Requirements.  We do not have formal stock ownership requirements for our named executive officers although as a practical matter, our named executive officers hold meaningful interests in our stock, which they have accumulated through participation in stock compensation programs and individual purchases.  See “Stock Ownership” for information on stock ownership for our named executive officers.

Executive Compensation

Summary Compensation Table

The following information is furnished for the principal executive officer and the principal financial officer of the Company and the three other highest compensated executive officers of the Company during the 2013 fiscal year.  These five individuals are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary		Bonus	Stock Awards		Non-Equity Incentive Plan Compensation (1)	All Other Compensation (2)	Total

Gary W. Douglass	2013	$500,000	(3)	$—	$100,001	(4)	$—	$52,862	$652,863
President and Chief Executive	2012	500,000		—	569,382		—	47,982	1,117,364
Officer of the Company,	2011	500,000		—	75,000		—	45,422	620,422
Chairman of the Board and
Chief Executive Officer of the
Bank

W. Thomas Reeves	2013	$280,000		$—	$—		$—	$28,348	$308,348
President of the Bank	2012	275,000		35,000	399,998		—	27,974	737,972
	2011	260,000		40,000	80,003		—	28,433	408,436

Brian C. Boyles(5)	2013	$305,000		$—	$—		$—	$7,915	$312,915
President, Mortgage Division	2012	300,000		50,000	348,396		—	3,398	701,794
	2011	300,000		200,000	50,003		—	147,386	697,389

Brian J. Bjorkman	2013	$260,000		$—	$—		$—	$27,687	$287,687
President, Commercial Lending	2012	255,000		—	349,999		—	23,858	628,857
Division	2011	250,000		25,000	70,005		—	25,200	375,205

Paul J. Milano	2013	$187,000		$—	$—		$—	$4,133	$191,133
Executive Vice President, Chief	2012	183,500		—	16,001		—	4,432	347,933
Financial Officer, Treasurer and	2011	183,500		15,000	22,500		—	3,628	224,628
Secretary of the Company and
the Bank

(1)         The amount of the non-equity incentive plan compensation earned for fiscal 2013 is not calculable as of the date of this proxy statement.  If such a payment is made, the Company will disclose such payments in a filing on Form 8-K.

(2)         Details of the amounts reported in the “All Other Compensation” column for 2013 are provided in the table below.

	Mr. Douglass		Mr. Reeves		Mr. Boyles		Mr. Bjorkman		Mr. Milano

Employer contribution to KSOP	$9,616		$7,000		$—		$6,500		$—
Dividends paid on performance and stock awards	16,118		9,791		7,915		9,504		4,133
Perquisites	27,128	(a)	11,557	(b)	—	(c)	11,683	(b)	—	(c)

(a)         Consists of automobile costs, country club dues and premiums paid on executive long-term disability insurance and life insurance.

(b)         Consist of country club dues and premiums paid on executive long-term disability insurance and life insurance.

(c)          Excludes perquisites, which did not exceed $10,000.

(footnotes continue on following page)

(3)         Consists of $400,000 in base salary paid in cash and $100,000 that was paid bi-weekly to Mr. Douglass in shares of Pulaski Financial common stock.

(4)         Represents the aggregate grant date fair value of the granting of 11,696 shares of restricted stock computed in accordance with FASB ASC Topic 718, based on a per share price of $8.55, which represented the Company’s stock price on the date of grant.

(5)         Mr. Boyles resigned from Pulaski Bank effective October 25, 2013.

Employment Agreement

The Company and Pulaski Bank currently maintain a two-year employment agreement with Mr. Douglass.  The two-year term of the employment agreement is extended daily unless written notice of non-renewal is given by the Board of Directors.  The employment agreement provides for a base salary and, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.  See “Executive Compensation—Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Douglass may receive upon his termination of employment.

Grants of Plan-Based Awards

The following table provides information concerning our grants of plan-based awards for the named executive officers during fiscal 2013.  These include restricted stock awards under the Pulaski Financial Corp. 2006 Long-Term Incentive Plan (“LTIP”) and cash awards under the Pulaski Bank Short-Term Incentive Outperformance Plan (“STIP”).

		Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Number of Shares of Stock or		Grant Date Fair Value of Stock and Option
Name	Plan	Date	Threshold	Target	Maximum	Units		Awards

Gary W. Douglass	LTIP	11/7/2012	$—	$—	$—	11,696	(2)	$100,001	(3)
	STIP	—	24,375	65,000	101,563	—		—
W. Thomas Reeves	STIP	—	24,375	65,000	101,563	—		—
Brian C. Boyles(4)	STIP	—	18,281	65,000	101,563	—		—
Brian J. Bjorkman	STIP	—	18,281	65,000	101,563	—		—
Paul J. Milano	STIP	—	9,375	25,000	39,063	—		—

(1)               These columns show the range of possible payouts for each named executive officer under the STIP.  The actual amount of any non-equity incentive plan award earned for fiscal 2013 is not determinable as of the date of this proxy statement.  If any payments are made, the Company will disclose such payments in a filing on Form 8-K.

(2)               The grant to Mr. Douglass under the LTIP was not part of the program referenced under “Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Equity-Based Compensation” and, accordingly, does not contain performance-based vesting criteria.  Rather, such shares vest in three equal annual installments beginning on the first anniversary of the date of grant.

(3)               Provides the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of stock awards is equal to the number of awards multiplied by $8.55, the closing price for Pulaski Financial Corp’s common stock on the date of grant.

(4)               Mr. Boyles resigned from Pulaski Bank effective October 25, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards outstanding as of September 30, 2013 that have not vested for each named executive officer.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (1)

Gary W. Douglass	5/1/2008	100,000	—	$12.84	5/1/2018	—		$—
	1/1/2009	20,000	—	6.69	1/1/2019	—		—
	10/26/2011 12/14/2011 11/7/2012	— — —	— — —	— — —	— — —	9,105 52,500 11,696	(2) (3) (4)	93,873 541,275 120,586

W. Thomas Reeves	3/30/2006 11/19/2007 12/19/2007 11/3/2008	20,000 15,000 20,000 20,000	— — — —	15.97 11.13 9.46 7.70	3/30/2016 11/19/2017 12/19/2017 11/3/2018	— — — —		— — — —
	12/15/2010 10/26/2011 12/14/2011	— — —	— — —	— — —	— — —	3,556 5,058 37,500	(5) (6) (3)	36,662 52,148 386,625

Brian C. Boyles(7)	11/15/2010 10/26/2011 12/14/2011	— — —	— — —	— — —	— — —	6,667 3,035 33,750	(8) (9) (3)	68,737 31,291 347,963

Brian J. Bjorkman	10/14/2005 1/27/2005 11/19/2007 11/3/2008	10,000 15,000 50,000 10,000	— — — —	17.25 13.00 11.13 7.70	10/14/2015 1/27/2015 11/19/2017 11/3/2018	— — — —		— — — —
	12/15/2010 10/26/2011 12/14/2011	— — —	— — —	— — —	— — —	3,112 3,541 33,750	(5) (6) (3)	32,085 36,508 347,963

Paul J. Milano	1/17/2006 4/24/2006 2/1/2008 11/3/2008	5,000 5,000 4,500 10,000	— — — —	18.70 16.00 11.94 7.70	1/17/2016 4/24/2016 2/1/2018 11/3/2018	— — — —		— — — —
	12/15/2010 10/26/2011 12/14/2011	— — —	— — —	— — —	— — —	1,000 2,023 15,000	(5) (6) (3)	10,310 20,857 154,650

(1)         Based upon the Company’s closing stock price of $10.31 at September 30, 2013.

(2)         Remaining shares vest on October 26, 2013.

(3)         Remaining shares vest as follows:  one-third of the remaining shares vest upon the date the Form 10-K is filed for the year ended September 30, 2013 and two-thirds of the shares vest on the date the Form 10-K is filed for the year ended September 30, 2014, assuming in each case, achievement of certain minimum financial performance objectives by the Company.

(4)         Shares vest in three equal annual installments beginning on November 7, 2013.

(footnotes continue on following page)

(5)         Remaining shares vest on December 15, 2013.

(6)         Remaining shares vest in two nearly equal annual installments beginning on October 26, 2013.

(7)         Mr. Boyles resigned from Pulaski Bank effective October 25, 2013 at which point all unvested stock awards were forfeited.

(8)         Remaining shares vest on November 15, 2013.

(9)         Remaining shares vest on October 26, 2014.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards and the exercise of stock options for each named executive officer during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Gary W. Douglass	—	$—	45,140	$484,449
W. Thomas Reeves	—	—	18,585	160,144
Brian C. Boyles(3)	—	—	11,250	97,088
Brian J. Bjorkman	15,000	6,700	26,308	222,736
Paul J. Milano	—	—	10,405	88,176

(1)         The value realized upon exercise is equal to the aggregate fair market value on the date of exercise, which was September 26, 2013, less the exercise price on the grant date, multiplied by the number of shares exercised.

(2)         The value realized upon vesting is equal to the closing market price of Pulaski Financial Corp. common stock on the date of vesting multiplied by the number of shares acquired.  The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

(3)         Mr. Boyles resigned from Pulaski Bank effective October 25, 2013.

Potential Post-Termination Payments

Employment Agreement.  The Company and Pulaski Bank currently maintain a two-year employment agreement with Mr. Douglass.  The employment agreement provides for termination by the Company and Pulaski Bank for cause at any time if he is deemed incompetent, if he engages in willful misconduct, breaches his fiduciary duties, which results in profit to him, intentionally fails to perform the functions of his job or if he willfully violates any law, rule or regulation (other than traffic violations or similar offenses) or materially breaches his employment agreement.  If the Company or Pulaski Bank chooses to terminate Mr. Douglass’ employment for reasons other than for cause, or if Mr. Douglass resigns from the Company or Pulaski Bank after specified circumstances that would constitute “good reason,” Mr. Douglass or, if he dies, his beneficiary, would be entitled to receive an amount equal to two times his annual compensation, which includes his base salary and bonus.  Good reason is defined in Mr. Douglass’ employment agreement as the occurrence of any of the following events without Mr. Douglass’ written consent: (1) a material decrease in his base salary, (2) a material decrease in his job authority, duties or responsibilities or (3) a change in the location of his primary office by more than 35 miles from his original location.  Cash severance payments for involuntary termination without cause and voluntary termination for good reason are payable in substantially equal installments over a 24-month period in accordance with Pulaski Bank’s normal payroll practices.  In addition to cash severance payments, the Company and/or Pulaski Bank would also continue and/or pay for Mr. Douglass’ medical insurance benefits for twenty-four months following his termination of employment.

The employment agreement also provides for change in control payments, if following a change in control, Mr. Douglass voluntarily terminates his employment for good reason or Mr. Douglass suffers an involuntary termination of employment in connection with a change in control.  In either case, Mr. Douglass would be entitled to a lump sum payment equal to two times his annual compensation, along with continued medical insurance benefits for 24 months following his termination of employment.  Annual compensation includes Mr. Douglass’ base salary at the time of the change in control plus any bonus.

If Mr. Douglass’ employment is terminated following a change in control, he would also be entitled to receive a tax indemnification payment if payments under the employment agreement or other payments triggered liability under the Internal Revenue Code as an excise tax on payments constituting “excess parachute payments.”  Under applicable law, the excise tax is triggered by the executive’s receipt of payments that are contingent on a change in control that equal or exceed three times the executive’s average annual compensation over the five years preceding the change in control, or such lesser time if the executive is not employed by the employer for five years.  The excise tax equals 20% of the amount of the payment in excess of the executive’s average compensation over the preceding five-year period, or such lesser period.  The indemnification payment provides the executive with a net amount sufficient to pay the excise tax.

The employment agreement also provides for disability benefits if Mr. Douglass becomes disabled and is no longer able to work for the Company or Pulaski Bank.  During any period of incapacity leading to the termination of Mr. Douglass’ employment for disability, Mr. Douglass will receive his full base salary and all other perquisites and benefits (other than bonus) until Mr. Douglass becomes eligible for benefits under any disability plan or insurance program maintained by the Company or the Bank.  Disability payments under Mr. Douglass’ employment agreement are reduced by the amount, if any, paid to Mr. Douglass by any plan of the Company or Pulaski Bank that provides disability benefits.

Upon Mr. Douglass’ termination of employment for reasons other than following a change in control, Mr. Douglass must comply with a two year non-competition and non-solicitation agreement.

Stock Options.  All of the named executive officers are participants in the Pulaski Financial Corp. 2002 Stock Option Plan and/or the Pulaski Financial Corp. 2006 Long-Term Incentive Plan.  In the event of a change in control of Pulaski Financial or Pulaski Bank, outstanding stock options granted pursuant to either plan automatically vest and remain exercisable until the expiration date of the stock options.  Unless otherwise provided in an award certificate, under the 2006 Long-Term Incentive Plan, if a participant’s service terminates by reason of death, disability or retirement, all of such participant’s outstanding options will vest and remain exercisable until the expiration date of the stock options in the case of death and disability and in the case of retirement, until the earlier of the original expiration date of the award or two years from the participant’s retirement date.  In the event of termination due to death, disability or retirement, outstanding stock options granted pursuant to the 2002 Stock Option Plan automatically vest and remain exercisable until two years from the date of death or disability (or one year from the date of retirement).  For purposes of the plan, “disability” is defined as a physical or mental condition that renders a plan participant incapable of performing his customary and usual duties or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the committee administrating the plan, is permanent and continuous in nature.  “Retirement” in the case of an employee means voluntary termination of employment at or after age 60 with 15 years of service or as otherwise determined by the committee administrating the plan.  A “change in control” is defined, generally, as a merger or consolidation of Pulaski into another corporation, the acquisition of 25% or more of the Company’s voting securities, a change in a majority of the board of directors over a two-year period, or a sale of all or nearly all of the Company’s assets.

As of September 30, 2013, none of Messrs. Douglass, Reeves, Boyles, Milano and Bjorkman had any unvested stock options.

Restricted Stock Awards.  The following table shows the value, as of September 30, 2013, of all unvested restricted stock that would have vested upon the named executive officer’s death or disability or upon a change in control on that date based on the closing price of shares of the Company’s common stock on September 30, 2013 of $10.31.

Value of Unvested Restricted Stock
Gary W. Douglass	$755,734
W. Thomas Reeves	475,435
Brian C. Boyles(1)	447,991
Brian J. Bjorkman	416,556
Paul J. Milano	185,817

(1)         Mr. Boyles resigned from Pulaski Bank effective October 25, 2013 at which point all unvested stock awards were forfeited.

Potential Post-Termination Benefits Table. The cash severance and benefits payable to Mr. Douglass (“Executive”) under his employment agreement upon termination for cause, termination following an event of termination, change in control followed by termination of employment, disability, death and retirement is shown below, along with the treatment of his benefits under the Company’s Long-Term Incentive Plan under each of the noted circumstances. The amounts shown assume that such termination was effective as of September 30, 2013, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to him upon his termination.  The amounts shown relating to unvested shares of restricted stock awards are based on the fair market value of Pulaski Financial Corp.’s common stock on September 30, 2013, which was $10.31. The actual amounts to be paid can only be determined at the time of such executive’s separation from Pulaski Financial Corp.  In addition, the value of the executive’s account under the Pulaski Bank KSOP (tax-qualified defined contribution plan) is not set forth below.

	Payments Due Upon
	Termination for Cause	Termination Without Cause for Good Reason		Termination due to Disability		Death		Retirement	Change in Control with Termination of Employment
Cash payment	$—	$1,000,000	(1)	$—	(2)	$—	(3)	$—	$1,000,000	(4)
Tax Indemnification Payment	—	—		—		—		—	707,929	(5)
Medical insurance benefits	—	20,301		—		—		—	20,301
Income attributable to vesting of restricted stock	—	—		755,734		755,734		—	755,734

Total payment	$—	$1,020,301		$755,734		$755,734		—	$2,483,964

(1)          Represents the aggregate value of 24 monthly severance payments.  The commencement of payments may be delayed for six months if Executive is considered a specified employee under Section 409A of the Internal Revenue Code.

(2)          If Executive is terminated due to total disability, he will be eligible to participate in the Long-Term Disability Plan sponsored by Pulaski Bank under the same terms and conditions as all employees of Pulaski Bank.

(3)          Executive’s employment agreement provides that Executive’s estate will receive any sums due to Executive as base salary and the reimbursements of expenses through the end of the month in which the death occurred.  As of September 30, 2013, no funds or reimbursements were due to Executive.

(footnotes continue on following page)

(4)          Represents two times Executive’s annual compensation.  Annual compensation is defined as Executive’s current base salary and bonus paid or earned in fiscal year prior to the change in control.  The amount is payable in a lump sum within five business days of Executive’s termination of employment.

(5)          If a change in control occurred on September 30, 2013, the estimated payments and the value of benefits under the employment agreement with Executive and the acceleration of restricted stock awards in the aggregate would be considered “excess parachute payments” and subject to an excise tax under Section 280G of the Internal Revenue Code.  Under the employment agreement, the Company will pay Executive an additional amount sufficient to cover the excise tax triggered under Section 4999 of the Internal Revenue Code, as well as applicable federal, state and employment taxes that may apply to the additional amounts paid (“Tax Indemnification Payment”).

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Pulaski Financial common stock during the fiscal year ended September 30, 2013, except for one late report filed by Mr. Bradshaw with regard to the purchase of common stock and three late reports filed by Cheri Bliefernich, Exectuive Vice President, Banking Operations, each relating to changes in her elections related to the Pulaski Financial Corp. stock fund under the Pulaski Bank Savings and Ownership Plan.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors.  However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Pulaski Bank to its executive officers and directors in compliance with federal banking regulations.  Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.  Pulaski Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public.  Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

All of Pulaski Bank’s loans or extensions of credit to its executive officers and directors were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of repayment or present other unfavorable features at the time of origination.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.  Additionally, pursuant to the Company’s Code of

Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Chief Executive Officer of the Company.  Such potential conflicts of interest include, but are not limited to: (1) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Nominating and Corporate Governance Committee Procedures

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors.  The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors.  To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairperson of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.                                      The name of the person recommended as a director candidate;

2.                                      All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.                                      The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.                                      The name and address of the stockholder making the recommendation, as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.                                      A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Process for Identifying and Evaluating Nominees

The process that the Nominating and Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as their knowledge of members of the communities served by Pulaski Bank.  The Nominating and Corporate Governance Committee also will consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above.  The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation.  In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under selection criteria, which are discussed in more detail below.  If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Minimum Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals not currently on the Board of Directors to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a stock ownership requirement.  A candidate must also meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating and Corporate Governance Committee will then evaluate the prospective nominee to determine if they possess the following qualifications, qualities or skills:

•                                          contributions to the range of talent, skill and expertise appropriate for the Board;

•                                          financial, regulatory, accounting and business experience, knowledge of the banking and financial services industries, familiarity with the operations of public companies and ability to understand financial statements;

•                                          familiarity with the Company’s market area and participation and ties to local businesses and local civic, charitable and religious organizations;

•                                          personal and professional integrity, honesty and reputation;

•                                          the ability to represent the best interests of the stockholders of the Company and the best interests of the institution;

•                                          the ability to devote sufficient time and energy to the performance of his or her duties;

•                                          independence under applicable Securities and Exchange Commission and listing definitions; and

•                                          current equity holdings in the Company.

The committee will also consider any other factors it deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board, and independence.

Stockholder Proposals and Nominations

Proposals that stockholders seek to have included in the proxy statement for the Company’s next annual meeting must be received by the Company no later than August 29, 2014.  If next year’s annual meeting is held on a date more than 30 calendar days from January 30, 2015, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials.  Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws require a stockholder to deliver written notice of nominations for the election of directors or proposals for business to be brought before a meeting of stockholders not less than 60 nor more than 90 days before the date of the meeting.  However, if less than 70 days notice or prior public disclosure of the meeting is given or made to stockholders, such notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors.  Stockholders who wish to communicate with the Board of Directors or an individual director should send their communications to the care of Paul J. Milano, Corporate Secretary, Pulaski Financial Corp., 12300 Olive Boulevard, St. Louis, Missouri 63141.  Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee.  All other communications should be sent to the attention of the Chairperson of the Nominating and Corporate Governance Committee.

Miscellaneous

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company.  In addition to the solicitation of proxies by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone.  None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been mailed to all persons who were stockholders as of the close of business on December 12, 2013.  Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company or on the Company’s web site (www.pulaskibank.com).  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

A copy of the Company’s Form 10-K for the fiscal year ended September 30, 2013 as filed with the Securities and Exchange Commission, will be furnished without charge to all persons who were stockholders as of the close of business on December 12, 2013 upon written request to Paul J. Milano, Corporate Secretary, Pulaski Financial Corp., 12300 Olive Boulevard, St. Louis, Missouri 63141.

Householding of Proxy Statements and Annual Reports

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to that address.  This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs.  Once you have received notice from your broker or the Company that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement, please notify your broker or other holder of record if your shares are held in “street name” or the Company if you hold registered shares.  You can notify the Company by contacting its transfer agent, Registrar and Transfer Company, either by phone at (800) 368-5948, by fax at (908) 497-2310, by e-mail at info@rtco.com or by mail at 10 Commerce Drive, Cranford, New Jersey 07016.  If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the same parties listed above.

PLEASE MARK VOTES AS IN THIS EXAMPLE X REVOCABLE PROXY PULASKI FINANCIAL CORP. YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS Stockholders of record have three ways to vote: 1. By Telephone (using a Touch-Tone Phone); or 2. By Internet; or 3. By Mail. To Vote by Telephone: Call 1-866-754-3574 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., January 30, 2014. To Vote by Internet: Go to https://www.rtcoproxy.com/pulb prior to 3 a.m., January 30, 2014. Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted. Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. Mark here for address change. __________________________________________________________ __________________________________________________________ __________________________________________________________ FOLD HERE IF YOU ARE VOTING BY MAIL PLEASE DO NOT DETACH Annual Meeting Materials are available at: http://www.cfpproxy.com/4666 With- For All For hold Except 1. The election as director of the nominees listed below (except as marked to the contrary below). Nominees: (01) Leon A. Felman (02) Sharon A. Tucker INSTRUCTION: To withhold authority to vote for any nominee, mark “For All Except” and write that nominee’s name or number in the space provided below. For Against Abstain 2. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2014. 3. A non-binding resolution to approve the compensation of the Company’s named executive officers. The Board of Directors recommends a vote “FOR” each of the listed nominees and proposals 2 and 3 above. THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. PRESENTLY, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE MEETING. Should the undersigned be present and elect to vote in person at the meeting or at any adjournment thereof and after notification to the Secretary of the Company at the meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. For Against Abstain Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, indicate your full title. If shares are held jointly, only one registered holder need sign.

YOUR VOTE IS IMPORTANT! Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on January 30, 2014. This proxy statement and the accompanying proxy card and annual report to stockholders are available for viewing and printing on the Internet at http://www.cfpproxy.com/4666. you can vote in one of three ways: 1. Call toll free 1-866-754-3574 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.rtcoproxy.com/pulb and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS REVOCABLE PROXY ANNUAL MEETING OF STOCKHOLDERS January 30, 2014 2:00 p.m., Central Time The undersigned hereby appoints Michael R. Hogan and Timothy K. Reeves, with full power of substitution in each, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri on Thursday, January 30, 2014 at 2:00 p.m., Central Time, and at any and all adjournments thereof, as follows: PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued, and to be marked, dated and signed, on the other side) PULASKI FINANCIAL CORP. — ANNUAL MEETING, JANUARY 30, 2014 4666

[Pulaski Financial Corp. Letterhead]

Dear KSOP Participant:

On behalf of the Board of Directors of Pulaski Financial Corp. (the “Company”), I am forwarding you the attached voting instruction card to convey your voting instructions to the trustees for the Pulaski Bank Savings and Ownership Plan (the “KSOP”) on the proposals to be presented at the Annual Meeting of Stockholders of the Company to be held on January 30, 2014.  Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders of the Company.  If you were not previously provided with a copy of the Company’s Annual Report to Stockholders, please contact Chris Munro at (314) 317-5048 and she will send a copy to you.

As a holder of Company common stock through the KSOP, you are entitled to direct the trustees how to vote the shares of common stock credited to your account as of December 12, 2013, the record date for the annual meeting.  All credited shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the trustees by January 22, 2014.  If you do not direct the trustees as to how to vote the shares of Company common stock credited to your account, the trustees will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

Please complete, sign and return the enclosed voting instruction card in the postage paid envelope by January 22, 2014.  Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Pulaski Bank.

Sincerely,

/s/ Gary W. Douglass
Gary W. Douglass
President and Chief Executive Officer

PULASKI BANK SAVINGS AND OWNERSHIP PLAN

VOTING INSTRUCTION CARD

PULASKI FINANCIAL CORP.

ANNUAL MEETING OF STOCKHOLDERS

January 30, 2014

2:00 p.m., Central Time

The undersigned hereby directs the KSOP Plan Trustee to vote all shares of common stock of Pulaski Financial Corp. (the “Company”) credited to the undersigned’s account, for which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 30, 2014 at 2:00 p.m., Central Time, at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri and at any adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.                                      The election as directors of all nominees listed below (except as marked to the contrary below).

Nominees:

(01) Leon A. Felman

(02) Sharon A. Tucker

FOR ALL
FOR	WITHHOLD	EXCEPT

☐	☐	☐

INSTRUCTION:  To withhold authority to vote for any nominee, mark “FOR ALL EXCEPT” and write that nominee’s name or number in the space provided below.

2.                                      The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2014.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.                                      A non-binding resolution to approve the compensation of the Company’s named executive officers.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED NOMINEES AND PROPOSALS 2 AND 3 ABOVE.

Date:
Participant sign above

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE BY JANUARY 22, 2014.